Exhibit O

Final Version

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF OR OTHERWISE ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

Warrant Number 03

SECOND AMENDED AND RESTATED WARRANT TO PURCHASE SHARES

OF

POWER SOLUTIONS INTERNATIONAL, INC.

THIS CERTIFIES that Weichai America Corp. (including any permitted transferee or assignee of this Warrant under the terms hereof, “Holder”) has the right to purchase from POWER SOLUTIONS INTERNATIONAL, INC., a Delaware corporation, (the “Company”), the sum of (a) four million fifty five thousand seven hundred and nine (4,055,709) fully paid and nonassessable shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), and (b) any additional shares of Common Stock of the Company so that after the full and complete Exercise of the Warrant (including the aggregate number of shares of Common Stock previously issued from time to time as a result of any partial exercise of this Warrant), the Holder, together with all Affiliates of the Holder and all Persons to which the Holder or its Affiliates have transferred any shares of Common Stock or Series B Preferred Stock acquired under the Stock Purchase Agreement, hold an aggregate number of shares of Common Stock (assuming the conversion of Series B Preferred Stock into Common Stock as of such time of such Exercise) equal to 51% of the Common Stock Deemed Outstanding on the date of final exercise of this Warrant in full (such shares of Common Stock, together with the stock and other securities and property at the time receivable upon the exercise of this Warrant, the “Warrant Shares”), at a price per share of Common Stock equal to the Exercise Price as defined in Section 3 below, at any time during the Accelerated Term or Term (as defined below).

Holder agrees with the Company that this Second Amended and Restated Warrant to Purchase Shares of the Company (this “Warrant” or this “Agreement”) is issued, and all rights hereunder shall be held, subject to all of the conditions, limitations and provisions set forth herein. This Warrant amends and restates in all respect that certain Amended and Restated Warrant to Purchase Shares of the Company issued by the Company to the Holder on November 30, 2017.

1.    Date of Issuance; Term.

(a)    Date of Issuance. This Warrant shall be deemed to have been issued on the Closing Date (as defined in the Share Purchase Agreement) (“Date of Issuance”).

(b)    Term. The term of this Warrant begins on April 1, 2019 (the “Initial Exercise Date”) and ends at 5:00 p.m., New York City time, on the date that is ninety (90) days following the Initial Exercise Date (such period, as may be modified pursuant to the terms hereof, the “Term”). This Warrant was issued in conjunction with that certain Share Purchase Agreement by and between the Company and Weichai America Corp. (the “Investor”) dated March 20, 2017 (the “Share Purchase Agreement”), that certain

Investor Rights Agreement (the “Investor Rights Agreement”) by and between the Company and the Investor dated as of the Date of Issuance, and that certain Shareholders Agreement (the “Shareholders Agreement”) by and between the Investor and other parties thereto, dated March 20, 2017, entered into in conjunction herewith.

(c)    Acceleration.

(i)    Notwithstanding the foregoing, to the extent that, prior to the beginning of the Term set forth in Section 1(b) herein, (A)(i) if a majority of the members of the Company’s Board of Directors (excluding the Investor Directors) (the “Non-Investor Directors”) determines that the Company requires additional financing for any reason, (ii) the Non-Investor Directors, by majority vote, have determined that the Company should request that the Holder partially or fully exercise the Warrant in order to enable the Holder to provide such financing to the Company (the amount of such financing as required and requested by the Company, the “Additional Financing”), and (iii) the Company delivers a written request for such Additional Financing to the Holder, or (B)(i) the Company is in default under (x) the TPG Credit Agreement (as defined under Share Purchase Agreement) or any refinancings or replacements thereof, or (y) any other credit agreement, bond, note, mortgage, indenture or other debt financing or refinancing arrangement with an outstanding obligation of $5,000,000 or more, (ii) as a result of such default, the lender under such debt financing arrangement has accelerated all outstanding obligations of the Company under such debt financing arrangement by written notice to the Company thereof (the amount of such accelerated obligation, the “Accelerated Obligation”), and (iii) the Company does not cure such default within any cure period set out in such notice of default or within 10 days in case there is no cure period set out in such notice of default, if any (the “Cure Period”), then the Warrant shall become exercisable for a number of shares of Common Stock equal to the ratio of (x) the amount of the Additional Financing or Accelerated Obligation, as the case may be, divided by (y) the Exercise Price for the Warrant, and the portion of the Warrant that is so exercisable shall continue to be exercisable for a period of ten (10) days following the written request of the Company under clause (A)(iii) above or the expiration of the Cure Period under clause (B)(iii) above, as the case may be (each such period, an “Accelerated Term”). To the extent such exercisable portion of the Warrant is not fully exercised during such Accelerated Term, the Warrant (including such portion) shall continue to be exercisable pursuant to the terms hereof. Notwithstanding the foregoing, if the Company has cured such default under Section 1(c)(i)(B) on or prior to the Date of Exercise of the Warrant pursuant to Section 1(c)(i)(B) or the Holder fails to exercise the Warrant within the Accelerated Term, the Warrant shall no longer be accelerated pursuant to this Section 1(c)(i)(B) but shall still be exercisable pursuant to Section 1(b).

(ii)    Notwithstanding the foregoing, if, at the request of Holder, a majority of the members of the Company’s Board of Directors elect to accelerate the Initial Exercise Date, such Initial Exercise Date shall be amended to be the date determined by the Board of Directors, and the Term shall be adjusted accordingly.

(d)    Definitions.

“2017 EBITDA” means the reported consolidated net income for the twelve months ended December 31, 2017 of the Company and its Subsidiaries, excluding (i) interest income and expense (for the avoidance of doubt such expense shall include any loan fees, make-wholes or similar amounts and other expenses related to refinancing of the Company’s debt); (ii) income tax expenses and income tax benefits; (iii) depreciation expense; (iv) amortization expense; (v) non-cash gains and losses from the disposition of assets or impairment of goodwill or other intangible assets; (vi) expenses or charges associated with the Warrants; or (vii) (A) any exceptional, one-off, non-recurring or extraordinary expenses or other items of an unusual or non-recurring nature (“Non-recurring Expenses”) arising from any judgement of settlement of the litigation matter set forth in Section 3.01(l)(7) of the Company Disclosure Schedule to the Share Purchase Agreement, or (B) any other Non-recurring Expenses in an aggregate amount not to exceed $5,000,000 (unless such other Non-recurring Expenses in excess of such amount are approved by the

Investor in advance), in each case, as determined and derived from the Company’s and its Subsidiaries’ audited financial statements prepared in accordance with GAAP. For avoidance of doubt the costs of any interim CEO and CFO shall not be considered as Non-recurring Expenses.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York is authorized or obligated by law or executive order to remain closed.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly owned subsidiaries.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, including Series B Preferred Stock, but excluding Options.

“NASDAQ” means the Nasdaq Stock Market.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Volume Weighted Average Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on NASDAQ, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on NASDAQ or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), or (b) if the Common Stock is not listed or quoted on NASDAQ but is then quoted on OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the volume weighted average closing sales prices of the Common Stock for such date (or the nearest preceding date) on such over-the-counter market as applicable.

“Trading Day” means any day on which the U.S. national stock exchange on which the Common Stock is then listed and traded is open for trading in securities based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time).

2.    Exercise.

(a)    Manner of Exercise. During the Accelerated Term or the Term (as the case may be), this Warrant may be Exercised as to all or any lesser number of whole Warrant Shares for which this Warrant is then exercisable upon surrender of this Warrant, with the Exercise Form attached hereto as Exhibit A (the “Exercise Form”) duly completed and executed, at the office of the Company, Attention: General Counsel – William Buzogany; Phone: 773-425-2323, or at such other office or agency as the Company may designate in writing, by overnight mail, with an advance copy of the Exercise Form sent to the Company and its transfer agent (“Transfer Agent”) by facsimile (such surrender and payment of the Exercise Price hereinafter called the “Exercise” of this Warrant). If Holder intends to Exercise the Warrant and provides a written notice indicating the number of Warrant Shares to be Exercised and the approximate Date of Exercise at any time at least one (1) month prior to the start of the Term, the Company shall take all necessary actions in a timely manner to obtain consents or approvals from any and all third parties and government authorities that failure of which would constitute a Material Adverse Effect (as defined in the Share Purchase Agreement) (“Material Third Party Consents”) prior to the Date of Exercise. If the Company fails to obtain all requisite Material Third Party Consents before seven days prior to the expiration of the Term or the extension thereof, the Term of this Warrant shall be extended until the

Company has obtained such Material Third Party Consents. For the avoidance of doubt, no failure by the Company to obtain any Material Third Party Consents shall preclude or in any way limit the ability of Holder to Exercise this Warrant.

(b)    Date of Exercise. The “Date of Exercise” of the Warrant shall be defined as the Trading Day that the Exercise Form attached hereto as Exhibit A, completed and executed, is sent by facsimile to, and received during regular business hours by, the Company, provided that (i) the original Warrant and Exercise Form are received by the Company within two (2) Trading Days following such date, and (ii) the Exercise Price is satisfied within thirty (30) days (provided that the Warrant Shares shall not be deemed to be issued to the Holder until the Exercise Price is actually received by the Company). Upon the Date of Exercise, the Warrant shall be deemed to have been exercised, and upon the receipt of the Exercise Price in accordance with the preceding sentence, Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been Exercised, irrespective of the date such Warrant Shares are credited to the Holder’s Depository Trust Company (“DTC”) account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be.

(c)    Delivery of Warrant Shares Upon Exercise. Within three (3) Trading Days after any Date of Exercise (or if the Holder requests the issuance of physical certificate(s) rather than through DTC credit, within two (2) Trading Days after receipt by the Company of the original Warrant) (the “Delivery Period”), the Company shall issue and deliver (or cause its Transfer Agent to issue and deliver) in accordance with the terms hereof to or upon the order of the Holder that number of Exercise Shares for the portion of this Warrant Exercised, as shall be determined in accordance herewith. Upon the Exercise of this Warrant or any part hereof, the Company shall, at its own cost and expense, take all commercially reasonable actions, including obtaining and delivering an opinion of counsel, to assure that the Transfer Agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations, representing the number of Warrant Shares issuable upon such Exercise (“Exercise Shares”). Notwithstanding the foregoing, the Company shall not be required to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for Exercise Shares in any name other than that of the original registered holder of this Warrant.

(d)    Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Exercise Shares by the end of the Delivery Period (a “Delivery Failure”), the Holder will be entitled to revoke all or part of the relevant Exercise Form by delivery of a notice to such effect to the Company not later than three (3) Trading Days after the end of the Delivery Period, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, including without limitation the return of the Warrant to the Holder and the return of certificates representing Exercise Shares to the Company.

(e)    Legends.

(i)    Restrictive Legend. The Holder understands that this Warrant shall bear a restrictive legend in substantially the form set forth on the first page of this Warrant (and a stop-transfer order may be placed against transfer of such securities). The Holder further understands that until such time as the Exercise Shares have been registered under the Securities Act as contemplated by the Investor Rights Agreement, or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exercise Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE”, SUBJECT TO DELIVERY OF AN OPINION, AS PROVIDED IN THE WARRANT, DATED AS OF MARCH 31, 2017 ISSUED BY THE COMPANY.”

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT DATED AS OF MARCH 31, 2017, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

(ii)    Removal of Restrictive Legends. The certificates evidencing the Exercise Shares shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)): (A) while a registration statement (including a Registration Statement, as defined in the Investor Rights Agreement) covering the resale of such security is effective under the Securities Act, or (B) following any sale of such Exercise Shares pursuant to Rule 144, or (C) if such Exercise Shares are eligible for sale under Rule 144(b)(1), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). If the Unrestricted Conditions are satisfied, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Unrestricted Conditions are satisfied, if required and to the extent permitted by the Transfer Agent, to effect the issuance of the Exercise Shares without a restrictive legend or removal of the legend hereunder. The Company agrees that, following the Effective Date, at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than five (5) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company of a certificate representing Exercise Shares containing a restrictive legend (such fifth Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. For purposes hereof, “Effective Date” shall mean the date that the Registration Statement that the Company is required to file pursuant to the Investor Rights Agreement has been declared effective by the SEC.

(iii)    Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from any certificates representing securities as set forth in Section 2(e) above is predicated upon the Company’s reliance that the Holder will sell, transfer, assign, pledge, hypothecate or otherwise dispose of this Warrant or any Exercise Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(f)    Cancellation of Warrant. This Warrant shall be canceled upon the earliest to occur of the following: (i) expiration at the end of the Term; (ii) the full Exercise of this Warrant; or (iii) the consummation of a Major Transaction. If this Warrant is partially (and not fully) Exercised, Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing any unexercised and unexpired portion of this Warrant. In the event of a Major Transaction (as defined below), any portion of this Warrant that is not Exercised pursuant to the terms of this Warrant prior to the closing of such Major Transaction shall be cancelled and terminated without further action by the Holder or the Company upon consummation of such Major Transaction.

(g)    Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Exercise Shares or shares of Common Stock submitted for legend removal, provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer (“FAST”) program, upon written request of the Holder, the Company shall use commercially reasonable efforts to cause its Transfer Agent to electronically transmit such securities by crediting the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(h)    Buy-In. In addition to any other rights available to the Holder, if the Company fails to cause its Transfer Agent to transmit to the Holder a certificate or certificates, or electronic shares through DWAC, representing Exercise Shares on or before the end of the applicable Delivery Period (other than a failure caused by incorrect or incomplete information provided by Holder to the Company hereunder), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases shares of Warrant Shares to deliver in satisfaction of a sale by the Holder of the Exercise Shares that the Company was required to deliver to the Holder in connection with such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Warrant Shares so purchased exceeds (y) the amount (the “Sales Price”) obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the Exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not timely honored or deliver to the Holder the Exercise Shares that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if the Holder purchases Warrant Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise to cover the sale of Warrant Shares with an aggregate Sales Price of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to the Holder in respect of such Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Exercise Shares upon Exercise of the Warrant as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not timely honored and (ii) receive such Exercise Shares.

3.    Payment of Warrant Exercise Price.

(a)    Exercise Price. Subject to adjustment pursuant to terms of Section 3(b) and 5(e) herein, the exercise price per exercised Warrant Share (“Exercise Price”) shall be equal to the lesser of:

(i)

(A) the average Volume Weighted Average Price of one (1) share of the Company’s Common Stock during the twenty (20) consecutive Trading Day period immediately preceding October 1, 2018 multiplied by 50%; or (B) if no Volume Weighted Average Price is available for the twenty (20) consecutive Trading Day period immediately preceding October 1, 2018, the Volume Weighted Average Price during the twenty (20) Trading Days which are most recently available preceding October 1, 2018 multiplied by 50%; and

(ii)

(A) the average Volume Weighted Average Price of one (1) share of the Company’s Common Stock during the twenty (20) consecutive Trading Day period immediately preceding the Date of Exercise multiplied by 50%, or (B) if no Volume Weighted Average Price is available for the twenty (20) consecutive Trading Day period immediately preceding the Date of Exercise, the Volume Weighted Average Price for twenty (20) Trading Days which are most recently available preceding the Date of Exercise multiplied by 50%.

Payment of the Exercise Price shall be made in cash, cashier’s check or wire transfer.

(b)    Adjustment to the Exercise Price.

(A)    Subject to the limitation set forth in Section 3(b)(C) below, in the event that the Company’s 2017 EBITDA is less than $22 million, the aggregate Exercise Price for the Warrant Shares shall be adjusted by deducting an amount derived from the following formula (“EBITDA Adjustment Amount”):

EBITDA Adjustment Amount = $27.5 million - (2017 EBITDA X 1.25)

(B)    Subject to the limitation set forth in Section 3(b)(C) below, to the extent that the net book value per share of Common Stock as of December 31, 2016 (based on the audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2016) (“Actual 2016 Net Book Value Per Share“) is less than $8.00, then the aggregate Exercise Price for the Warrant Shares shall be further adjusted by deducting an amount derived from the following formula (“Net Book Value Adjustment Amount”):

Net Book Value Adjustment Amount = ($8.00 - Actual 2016 Net Book Value Per Share) X 7,500,000

provided that, if the Actual 2016 Net Book Value Per Share is equal to or greater than $8.00, there will be no adjustment.

(C)    Notwithstanding the foregoing, the aggregate amount of the EBITDA Adjustment Amount and the Net Book Value Adjustment Amount (collectively, “Aggregate Adjustment Amount”) shall not exceed $15 million. If the aggregate Exercise Price for the Warrant Shares is less than the Aggregate Adjustment Amount, then following the full Exercise of the Warrant the Company shall be liable to pay the shortfall between the aggregate Exercise Price for the Warrant Shares and the Aggregate Adjustment Amount to the Holder. In the event that either the 2017 EBITDA or Actual 2016 Net Book Value Per Share is zero or a negative number, then 2017 EBITDA or Actual 2016 Net Book Value Per Share, as the case may be, shall be deemed to be 0.01 for the purposes of calculation of the adjustments.

(D)    In the event that, at the time when the aggregate Exercise Price for the Warrant Shares is paid by the Holder, the Company has not finally determined the EBITDA Adjustment Amount and/or the Net Book Value Adjustment Amount due to its failure to complete the audited consolidated financial statement for the fiscal year ending December 31, 2017, the aggregate Exercise Price shall be adjusted and paid based on the unaudited consolidated financial statements of the Company for the fiscal year ending December 31, 2017; and if, following final determination of the EBITDA Adjustment Amount and the Net Book Value Adjustment Amount upon completion of the audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2017, (i) (x) the final aggregate Exercise Price for the Warrant Shares determined pursuant to this Section 3(b) is less than (y) the aggregate Exercise Price actually paid by the Holder, the Company shall pay such difference to the Holder by wire transfer of immediately available funds to an account designated in writing by the Holder, promptly following the date such final amount is determined, or (ii) (x) the final aggregate Exercise Price for the Warrant Shares determined pursuant to this Section 3(b) is greater than (y) the aggregate Exercise Price actually paid by the Holder, the Holder shall pay such difference to the Company by wire transfer of immediately available funds to an account designated in writing by the Company, promptly following the date such final amount is determined.

(c)    Reserved.

(d)    Dispute Resolution. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock or the arithmetic calculation of the Exercise Price or Market Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within four (4) Business Days of receipt, or deemed receipt, of the Exercise Notice, or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld or delayed or (ii) the disputed arithmetic calculation of the Exercise Price or Market Price to the Company’s independent, outside accountant, or another accounting firm of national standing selected by the Company. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than the later of (i) five (5) Business Days from the time it receives the disputed determinations or calculations or (ii) five (5) Business Days from the selection of the investment bank and accounting firm, as applicable. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

4.    Transfer and Registration.

(a)    Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and Holder shall be entitled to receive a new Warrant as to any portion hereof retained.

(b)    Registrable Securities. Subject to the terms of the Investor Rights Agreement, the Warrant Shares issuable upon the Exercise of this Warrant may be registered under the Securities Act as contemplated by the Investor Rights Agreement.

5.    Adjustments.

(a)    Participation. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of equity securities of the Company to the same extent as if the Holder had Exercised this Warrant (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of equity securities on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of equity securities.

(b)    Recapitalization or Reclassification; Consolidation, Merger or Sale. If the Company shall at any time effect a stock split, payment of stock dividend, recapitalization, reclassification or other similar transaction of such character that the shares of equity securities shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of Warrant Shares which Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of equity securities by reason of such stock split, payment of stock dividend, recapitalization, reclassification or similar transaction, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. In addition, if any recapitalization, reclassification or reorganization of the share capital of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its shares and/or assets or other transaction (including, without limitation, a sale of substantially all of its assets followed by a liquidation) shall be effected in such a way that holders of shares of equity securities shall be entitled to receive shares, securities or other assets or property (a “Change”), then, lawful and adequate provisions shall be made by the Company whereby the Holder shall thereafter have the right to purchase and receive (in lieu of the shares of Warrant Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares, securities or other assets or property as may be issued or payable with respect to or in exchange for the number of outstanding shares of equity securities which such Holder would have been entitled to receive had such Holder exercised this Warrant immediately prior to the consummation of such Change. The provisions of this Section 5(b) shall similarly apply to successive Changes. The Company shall give Holder the same notice it provides to holders of equity securities of any transaction or Change described in this Section 5(b).

(c)    Rights Upon Major Transaction.

(i)    Major Transaction. In the event that a Major Transaction (as defined below) is consummated prior to the beginning of the Term, the Warrant shall expire and shall not be exercisable. In the event that a Major Transaction is consummated during the Term, then the Holder shall have the right to exercise this Warrant and to make such exercise effective immediately prior to the consummation of such Major Transaction.

Consummation of each of the following events shall constitute a “Major Transaction”:

(A)    a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or a majority of the voting power of the Successor Entity on a fully diluted basis or (b) no longer have the ability to elect a majority of the board of directors of the Company or the Successor Entity (collectively, a “Change of Control Transaction”); or

(B)    a purchase, tender or exchange offer (other than any purchase, tender or exchange offer made by the Holder or its Affiliates) made to the holders of outstanding shares of equity securities, such that following the consummation of such purchase, tender or exchange offer a Change of Control Transaction shall have occurred.

(ii)    Notice of Major Transaction. At least fifteen (15) days prior to the consummation of any Major Transaction during the Term, but, in any event, within two (2) Trading Days following the date of the public announcement of any Major Transaction which is reasonably expected to be consummated during the Term, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Major Transaction Notice”).

For purposes hereof:

“Eligible Market” means NASDAQ, the New York Stock Exchange, Inc., the NYSE Arca, the NASDAQ Capital Market, the NASDAQ Global Select Market or the NYSE Alternext U.S. or any successor exchanges or markets thereof.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Major Transaction.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(d)    Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Warrant Shares) then, wherever appropriate, all references herein to Warrant Shares shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(e)    Notice of Adjustments. Whenever the Exercise Price is adjusted pursuant to the terms of this Warrant, the Company shall promptly mail to the Holder a notice (an “Exercise Price Adjustment Notice”) setting forth the Exercise Price after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Warrant Shares and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant. For purposes of clarification, whether or not the Company provides an Exercise Price Adjustment Notice pursuant to this Section 5(e), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holder would be entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether the Holder accurately refers to the adjusted Exercise Price in the Exercise Form.

6.    Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, Holder may purchase only a whole number of shares of Warrant Shares. If, on Exercise of this Warrant, Holder would be entitled to a fractional share of Warrant Shares, such fractional share shall be disregarded and the Company shall calculate and pay to the Holder an amount of cash in lieu of such fractional share, with such cash amount based on the Market Price (as defined in Section 3(a)(ii) above). If more than one Warrant shall be exercised concurrently by Holder, the number of whole shares which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate Warrants so exercised.

7.    Reservation of Shares.

From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock as shall be sufficient for the Exercise of this Warrant. If at any time the number of shares of equity securities authorized and reserved for issuance is below the number of shares sufficient to permit the Exercise of this Warrant (a “Share Authorization Failure”) (based on the Exercise Price in effect from time to time), the Company will promptly take all corporate action reasonably necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under this Section 7, and using commercially reasonable efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company covenants and agrees that upon the Exercise of this Warrant, other than in the event of a Share Authorization Failure, if any, all Exercise Shares shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person.

8.    Restrictions on Transfer.

(a)    Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D and exempt from state registration or qualification under applicable state laws. Neither the Warrant nor the Exercise Shares may be pledged, transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement covering the resale of such securities or an exemption to the registration requirements of the Securities Act and applicable state laws including, without limitation, a so-called “4(1) and a half” transaction. This Warrant shall be subject to the restrictions on transfer set forth in the Shareholders Agreement.

(b)    Assignment. Subject to applicable securities laws and Section 8(a) (including the Holder’s compliance with the transfer restrictions set forth in the Shareholders Agreement), the Holder may sell, transfer, assign, pledge, or otherwise dispose of this Warrant, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. The Company shall effect the assignment within five (5) Trading Days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares. Subject to the foregoing, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so called “4(1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(1) and half” transaction.

9.    Non-circumvention.

The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be reasonably required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Warrant Shares upon the exercise of this Warrant.

10.    Events of Failure.

The occurrence of each of the following shall be considered to be an “Event of Failure.”

(i) A Delivery Failure Default occurs, where a “Delivery Failure Default” shall be deemed to have occurred if the Company fails to use its reasonable best efforts to deliver Exercise Shares to the Holder within any applicable Delivery Period (other than due to the limitation contained in the provisions contained in the second paragraph of Section 1);

(ii) A Legend Removal Failure occurs, where a “Legend Removal Failure” shall be deemed to have occurred if the Company fails to use its reasonable best efforts to issue Exercise Shares without a restrictive legend, or fails to use it reasonable best efforts to remove a restrictive legend, when and as required under Section 2(e) hereof;

(iii) a Transfer Delivery Failure occurs, where a “Transfer Delivery Failure” shall be deemed to have occurred if the Company fails to use its reasonable best efforts to deliver a Warrant within any applicable Transfer Delivery Period; and

(iv) a Registration Failure (as defined below).

For purposes hereof, “Registration Failure” means that (A) the Company fails to use its best efforts to file with the SEC on or before the filing deadline any Registration Statement required to be filed pursuant to Section 4 of the Investor Rights Agreement, and (B) the Company fails to use commercially reasonable efforts to cause a Registration Statement to be declared effective by the SEC, or fails to use commercially reasonable efforts to keep such Registration Statement current and effective as required in Section 4 of the Investor Rights Agreement, provided that in each case, a Registration Failure shall be deemed to not have occurred if such Registration Failure results from a breach by any holder of a Registrable Security of its obligations pursuant to Section 4 of the Investor Rights Agreement.

11.    Default.

(a)    Events Of Default. Each of the following events shall be considered to be an “Event of Default,” unless waived by the Holder:

(i) Failure To Effect Registration. With respect to all Registration Failures, a Registration Failure occurs and remains uncured for a period of more than sixty (60) days after written notice thereof by Holder to the Company; provided that in each case, a Registration Failure shall be deemed to not have occurred if such Registration Failure results from a breach by any holder of a Registrable Security of its obligations pursuant to Section 4 of the Investor Rights Agreement.

(ii) Failure To Deliver Warrant Shares. Other than as provided in Section 13(a) below, a Delivery Failure (as defined above) occurs and the Company fails for any reason to effect delivery of the applicable Exercise Shares for a period of more than twenty (20) days after written notice thereof by Holder to the Company; or at any time, the Company announces or states in writing that it will not honor its obligations to issue shares of Warrant Shares to the Holder upon Exercise by the Holder of the Exercise rights of the Holder in accordance with the terms of this Warrant.

(iii) Legend Removal Failure. A Legend Removal Failure (as defined above) occurs and remains uncured for a period of thirty (30) days after written notice thereof by Holder to the Company; and

(iv) Notice of Major Transaction. The Company has failed to satisfy the requirements of Section 5(c)(iii) above.

(b)    Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Share Purchase Agreement and the Investor Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12.    Reserved.

13.    Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

14.    Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that (a) any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration (“LCIA Rules”) by one or more arbitrators appointed in accordance with the LCIA Rules (the “Arbitral Tribunal”); (b) the arbitration shall be conducted by a sole arbitrator unless either party objects, in which case the arbitration shall be conducted by a panel of three arbitrators. Where the arbitration is to be conducted by a sole arbitrator, the parties shall attempt to agree upon the selection of the sole arbitrator. If they cannot reach agreement within 30 days from the commencement of the arbitration, the sole arbitrator shall be appointed by the Court of the LCIA (the “LCIA Court”) in accordance with the LCIA Rules. Where the arbitration is to be conducted by a panel of three arbitrators, each party shall nominate one arbitrator and the two party-nominated arbitrators shall then select the chairman of the Arbitral Tribunal. If the two party-nominated arbitrators are unable to do so within 30 days after the commencement of the arbitration or any mutually agreed extension thereof, the chairman shall be selected by the LCIA Court in accordance with the LCIA Rules; (c) the place of arbitration shall be London; (d) the language of the arbitration shall be English; (e) each arbitrator shall be licensed to practice law in New York; (f) each party shall have the right to apply to any court of competent jurisdiction and/or to the Arbitral Tribunal for an order or award of interim, provisional or conservatory measures in order to maintain the status quo or to protect its rights or property pending arbitration pursuant to this Agreement or for the purpose of compelling a party to arbitrate and seeking temporary or preliminary relief in aid of an arbitration hereunder, and any such application shall not be deemed incompatible with, or a waiver of, the parties’ agreement to arbitrate; (g) the Arbitral Tribunal shall have power to take whatever interim measures it deems necessary, including injunctive relief, specific performance and other equitable relief, including in accordance with the provisions set forth in Section 11(b) of this Agreement. (h) the award rendered by the Arbitral Tribunal shall be final and binding between the parties and not subject to appeal or other recourse; and (i) recognition and enforcement of any award rendered by the Arbitral Tribunal may be sought in any court of competent jurisdiction.

15.    Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

16.    Notice or Demands.

Notices or demands pursuant to this Warrant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid or via overnight delivery with a nationally recognized courier service, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. Notices or demands pursuant to this Warrant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid or via overnight delivery with a nationally recognized courier service, and addressed, to the address of Holder set forth in the Company’s records, until another address is designated in writing by Holder.

[Signature page follows]

Final Version

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Warrant as of the 30th day of September, 2018.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Charles F. Avery Jr.
Name:	Charles F. Avery Jr.
Title:	Chief Financial Officer

Acknowledged and agreed

as of the 30th day of September, 2018.

WEICHAI AMERICA CORP.

By:	/s/ Shao Sidong
Name:	Shao Sidong
Title:	President

[Signature Page to Second Amended and Restated Warrant]

Final Version

EXHIBIT A

EXERCISE FORM FOR WARRANT

TO: POWER SOLUTIONS INTERNATIONAL, INC.

The undersigned hereby irrevocably exercises the attached warrant (the “Warrant”) with respect to                  shares of Warrant Shares (as defined in the Warrant) of POWER SOLUTIONS INTERNATIONAL, INC., a Delaware corporation (the “Company”), and tenders herewith payment of the Exercise Price in full, together with all applicable transfer taxes.

[IF APPLICABLE: The undersigned hereby encloses $             as payment of the Exercise Price.]

[IF APPLICABLE: The undersigned hereby agrees to cancel $             of principal outstanding under Notes of the Company held by the Holder.]

1.

The undersigned requests that any stock certificates for such shares be issued free of any restrictive legend, if appropriate, and a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below. The undersigned agrees not to sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Warrant Shares obtained on Exercise of the Warrant, except in accordance with applicable securities laws and the provisions of Section 8(a) of the Warrant.

2.

The number of shares of Warrant Shares beneficially owned by the Holder and its Affiliates (as defined in the Warrant) and any other persons or entities whose beneficial ownership of Warrant Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) is                 . For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the number of shares beneficially owned has been determined in a manner consistent with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

3.	Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

4.	In the event of any conflict between the term of this Exercise Form and any provisions of this Warrant, the terms of the Warrant shall govern.

Dated:

Signature

Print Name

ADDRESS

NOTICE

The signature to the foregoing Exercise Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase                  shares of the Warrant Shares (as defined in the Warrant) of POWER SOLUTIONS INTERNATIONAL, INC., a Delaware corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint                  attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:
Signature

Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee (including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.